Exhibit 99.1

NCO Group, Inc.

Second Quarter 2007 Conference Call

Moderator: Michael Barrist

August 22, 2007

10:00 am ET

Operator:	Good morning. My name is Chris and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO Second Quarter Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:	Great, thank you everyone for joining NCO Group’s conference call for the Second Quarter of 2007.

Statements in this conference call and in our Press Release issued August 14th, other than historical facts, are forward-looking statements as defined under Federal Securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s Earnings Press Release. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I will begin by providing both financial and operational highlights of the quarter. I will then review in detail the quarterly operational highlights for each of our divisions, including new business opportunities and trends in the growth and profitability of each operating unit.

After my prepared remarks, John Schwab, our Chief Financial Officer will provide a detailed financial overview of the quarter. We will then open up the call for questions.

During the second quarter, NCO reported a net loss of $738,000 and EBITDA of $44.7 million. This compares to EBITDA of $35.4 million for the same period last year. The prior year period does include approximately $1.4 million of restructuring charges.

These results were principally in line with expectations when giving effect to approximately $500,000 of adverse impact from a weaker than expected US dollar.

NCO is organized into three operating units: Accounts Receivable Management, or ARM; Customer Relationship Management – or CRM; and Portfolio Management.

During the second quarter of 2007, our ARM division operated below expectations in both revenue and EBITDA. Revenue for the quarter was $210.6 million as compared to $217.5 million in the second quarter of 2006.

The decrease from the prior year was due to a variety of factors, including a more difficult than expected collection environment, a $3.4 million decrease in the amount of revenue this division derives from the Portfolio Management division, as well as the impact of the ongoing transition of work to offshore locations, which in many cases decreases revenue while maintaining or improving margins.

The decrease in revenue this division derives from our Portfolio Management division was primarily the result of the run-off of the collections from large portfolios purchased in conjunction with two business combinations during the third quarter of 2005. These acquisitions created large non-recurring revenue streams during 2006.

Although our ARM division’s revenue decreased from the prior year, we continue to see improvement in our EBITDA percentage as a result of the ongoing restructuring we began in late 2005. These planned benefits to the ARM division’s cost structure – in conjunction with the completion of the RMA integration, the maturing of the Department of Education contract, and the increased volume needs of our clients – have positioned ARM for continued growth in both revenue and profitability as we move through 2007.

In addition to the improvements I just discussed, ARM continues to focus on offsetting the adverse effects of client pricing pressure, increased requirements for data security, any ongoing adverse effects in the difficult sub-prime market and volatility in fuel costs, through the careful balancing of our human resources here and offshore, and through the ongoing deployment of virtual technology, including segmentation modeling and advanced predictive analytics as well as IVR technology, that should improve efficiency.

While this strategy is being executed against a backdrop of a more difficult operating climate relative to both revenues and margins, we continue to believe that it will maximize this division’s business opportunities and its net contribution to NCO’s earnings.

During the second quarter, we continue to see benefit from the investments we made in our US Department of Education contract. The required up front investment of labor, above and beyond what was expended in prior contracts with the Department of Education, continues to maximize our earnings opportunities.

During the quarter, we continued to see the benefit of the operational sales approach that has always been a large part of NCO’s culture. For instance, ARM’s greatest source of business opportunities continues to come from our existing client base. The ARM division continues to focus on operating performance and client relationships. This enables them to expand the scope and breadth of services offered to each client.

In addition, we continue to focus resources on both the deployment of high-end national sales people focused on larger opportunities across the BPO marketplace, as well as our industry-specific sales teams which are dedicated to our smaller mid-size clients.

During the second quarter, labor cost – which is the cost of an average employee in the company over time – decreased slightly in this division as compared to last quarter.

During the quarter, our efficiency of labor – which shows the amount of NCO labor utilized to drive revenue, including the amount of new labor drag – decreased slightly from last quarter.

Revenue per CTE – or calculated time equivalent – shows the correlation between revenue and the amount of staff required to run our business. These numbers remained strong during the second quarter due to the fact that we were able to more efficiently manage our labor through the use of automation and statistical segmentation.

During the second quarter, revenue per CTE was approximately $6,069, $6,412 and $6,386 per month in April, May and June, respectively.

As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate, and in some cases increasing expenditures for certain clients, in order to maintain our performance amongst our peers and to maximize profitability. This allows us to earn incremental business from our clients as they continue to rationalize their internal call centers and AR functions.

We also continue to use our size to leverage labor and our vendor relationships in order to improve our cost structure and maximize profitability. The benefit of this aggressive ongoing process of managing expenses continue to be hindered, though, by the ongoing weakness in the US dollar against the Canadian dollar.

This business model – in conjunction with our foreign labor initiatives – also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels while also aggressively pursuing incremental opportunities from those same clients. Growth from existing clients – combined with new client wins – gives us opportunities we need to fulfill our growth and profitability expectations.

During the quarter, we continued to expand the collection of domestic bad debt contingency accounts in India, Barbados, Antigua, and the Philippines – as well as Canada. We assess the effects of these labor markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy that will continue to yield a more cost effective payroll structure for NCO as we move into the future.

After the close of the quarter, we had approximately 1,760 employees in Canada, 660 employees in India, 400 employees in the Caribbean and 380 employees in the Philippines available to deliver service to US ARM clients. Additionally during the second quarter we continued to explore opportunities to further leverage foreign labor for a reduction in certain of our administrative, IT and accounting costs.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO, and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years.

As we navigate this division through the back half of the year, the division will continue to feel the adverse impact of the current collection environment and the ongoing effects of a weaker than expected US dollar. We will continue to work to offset these trends with ongoing efficiencies, incremental revenue derived from the substantial portfolio purchases during the first half of the year and increased account volume as a result of the impact of the economy on our clients’ businesses.

For the second quarter of 2007, CRM was in line with its revenue expectations and exceeded its EBITDA target as we continued to ramp up several new large client opportunities, including this division’s largest client opportunity to date.

Revenue in CRM was $81.6 million as compared to $60.1 million in the second quarter of 2006. The increase was primarily attributed to the ongoing ramp I just discussed and incremental business from several existing and new client relationships, as well as additional revenue from the December 2006 acquisition of a CRM provider in Panama.

Although this division exceeded its profitability objectives for the quarter, continued deployment of new business above and beyond our original expectations will pressure this division’s profitability in the short term.

These new opportunities are a net long term positive, but do require capital resource allocation in the near term.

These operational issues in conjunction with ongoing degradation of the US/Canadian exchange forces management within this division to continually refine their operating model to reduce costs, increase pricing where appropriate and further deploy technology, as well as advanced predictive analytics which reduce labor needs.

This process of fine tuning the operating attributes of these types of engagements is normal and we’ll continue to see improvements as we move through 2007.

At the end of the quarter, this division had approximately 3,385 employees in the Philippines, 3,075 employees in Canada, 1,900 employees in Panama and 225 employees in the Caribbean delivering service to US CRM clients.

For the second quarter of 2007, the Portfolio Management division exceeded our expectations of both revenue and profitability, primarily as a result of the ramp-up of newly acquired portfolios. Revenue for the quarter was approximately $43.6 million compared to $47.6 million in the second quarter of 2006.

In addition to an expected reduction in this division’s revenue as a result of the required revaluation of our portfolios under purchase accounting, this division was affected by the run-off of the collections from larger portfolios purchased in conjunction with two business combinations during the third quarter of 2005, as well as fewer asset sales during the second quarter of 2007 as compared to the second quarter of 2006.

During the quarter, this division purchased accounts receivable with a face value of $1.9 billion for a total price of $34.6 million. Please note that several of these portfolio acquisitions represented purchases in newer geographies, as well as newer product types. Accordingly, our expectations set at the time of acquisition have been conservative, and in some cases, we are accounting for newer buys under the cost recovery method whereby we are recognizing no net revenue on the buys until we have recovered all of our cost of acquisition.

The first and second quarter portfolio purchase activity has positioned this division for a very productive balance of 2007.

Our portfolio division continues to deploy its highly successful process of identifying and selling specific accounts that have very low probability of collection with NCO resources. Due to the current seller-friendly debt purchase market, NCO can often realize a higher sales price than the present value of holding these older account pools and continuing to collect on them in-house. Additionally, we have been pleased by the fact that we have not seen any material degradation in the cash flow from the older portfolios as a result of this process.

During the second quarter, this division recognized revenue from the sale of accounts of approximately $875,000 compared to $4.0 million during the second quarter of 2006.

Throughout this year, we will continue to evaluate all buying opportunities and focus substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena, in certain foreign markets and in the private pay sector of healthcare where the markets are less developed and there is less competition.

I will now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:	Thanks, Michael. Revenue for the second quarter of 2007 was $310.2 million. This represents an increase of $14.0 million or 4.7% from the second quarter of last year and a decrease of $8.2 million or 2.6% from last quarter.

The company reported EBITDA of $44.7 million and a net loss of $738,000. In the prior year, the company reported EBITDA of $35.4 million and net income of $10 million.

When breaking the revenue down into components: ARM reported $210.6 million of revenue this quarter compared with $217.5 million last year and $223 million last quarter. This is a 3.2% decrease from the second quarter of last year and 5.6% from the last quarter.

The decrease over last year primarily reflects the more difficult collection environment in 2007 and the $3.4 million decrease in revenue from the Portfolio Management division. The decrease over last quarter primarily reflects the expected seasonal decline in collections.

ARM included revenue of $25.6 million for services performed for Portfolio Management in the second quarter of this year compared to $29.0 million last year and $27.7 million last quarter. Included in the inter-company revenue for the second quarter of 2007 was $875,000 of commissions from the sale of portions of Portfolio Management’s bankruptcy accounts and certain older portfolios. This compares to $1.5 million for the second quarter of last year and $651,000 for last quarter.

The CRM division reported $81.6 million of revenue in the current quarter, which compares to $60.1 million of revenue last year and $79.1 million last quarter. This is a 35.8% increase over the second quarter of last year and a 3.2% increase over the last quarter.

The increases were attributable to increased client volumes related to the implementation of new client contracts in 2006 and 2007, as well as the acquisition of Star Contact, a CRM provider located in Panama in December of 2006. Star Contact revenue accounted for $7.3 million of the revenue growth over the prior year.

The implementation of new CRM contracts has progressed and the revenue from such opportunities has significantly impacted the division, as reflected in the increases in revenue this quarter.

However, as we did project, there was some pressure on our margins – as Michael had indicated – as these clients ramped up to full capacity. As we have discussed in the past, the company does incur significant unreimbursed training costs as well as labor inefficiencies as the employees are learning the client programs.

The Portfolio Management division generated $43.6 million of revenue this quarter compared to $47.6 million for the same quarter last year and $43.9 million the last quarter. This is an 8.4% decrease from the same quarter last year and a 0.7% decrease over the last quarter.

The decrease from last year primarily reflects the lower revenue from the portfolio asset sales as well as the impact of the significant portfolio purchases that occurred in the third quarter of 2005.

Revenue from the sales of purchased accounts receivable this quarter was $875,000 compared to revenue of $4.0 million in the second quarter of last year and $614,000 last quarter, from the sale of purchased accounts receivable.

We continue to sell certain blocks of aged receivables from numerous portfolios. These receivables include bankruptcy accounts and others that are deemed to have a very low liquidation value in the NCO environment. We are pleased that we have seen no degradation in collections on these portfolios as a result of the sales made to date.

Collections on purchased portfolios in the second quarter, excluding proceeds from portfolio sales, were $57.5 million which compares to $64.8 million in the same quarter last year and $61.9 million last quarter. Again, the decrease from last year is due to the acquisition of the two significant portfolios in the third quarter of 2005.

Moving on to expenses: On an overall basis, payroll and related expenses as a percent of revenue decreased slightly to 51.6% as compared to 51.9% last year and increased slightly compared to 51.2% last quarter.

On an overall basis – selling, general and administrative expenses as a percent of revenue decreased to 34.1% as compared to 35.3% last year and in line with last quarter of 34.0%.

The decrease from last year was primarily due to the higher revenue base this quarter and achieving expected leverage of our infrastructure. The second quarter of last year included about $500,000 of transaction-related charges and integration charges of $330,000.

During the second quarter of 2006, the company did record restructuring charges of $1.4 million in connection with the RMA acquisition made in late 2005 and the resulting restructuring of our legacy operations. The company continues to evaluate its exit activities in connection with the transaction, but future actions – if any – will impact goodwill through 2007.

Due to the going private transaction, interest expense was $17 million higher and amortization expense was $9 million higher in the second quarter of 2007 as compared to the prior year.

For the second quarter of 2007, we recorded an income tax benefit of $531,000. This was a result of losses in our domestic ARM and CRM operations during the quarter combined with the higher level of profits from our international operations – which are taxed at very low rates.

Lastly, I’ll have a few notes on financial condition: At June 30, 2007, the company had $20.6 million of cash and cash equivalents.

During the quarter, Portfolio Management acquired $34.6 million of new portfolios at a face value of $1.9 billion.

Capital expenditures in the second quarter were $5.8 million or 1.9% of revenue for the quarter – down from $6.4 million or 2.0% of revenue in the prior quarter.

During the quarter, our accounts receivable days outstanding decreased to 48 days from 50 days in the first quarter.

Cash flows from operations for the quarter were $17.3 million.

I would now like to briefly walk you through our financing activity. In connection with the transaction on November 15, we had entered into a new senior credit facility. The credit facility consisted of a $465 million term loan and a $100 million revolving credit facility. In addition, we also issued $165 million of floating rate senior notes and $200 million of 11 7/8% senior subordinated notes. On July 17, these notes were registered with the SEC in connection with an exchange offer to the holders of the notes, which were originally sold in a private placement.

At June 30, 2007, we had $44.5 million outstanding on our revolving credit facility and $50.5 million of remaining availability.

During the quarter, had borrowings net of repayments, of $7.8 million of debt under the company’s non-recourse credit agreement. As of June 30, 2007, the total amount outstanding under this facility was $59.2 million, which includes the market value of the lender’s residual interest which was $8.4 million.

And with that, I’ll turn this back to Michael.

Michael Barrist:	Great. Thank you, John. Operator, could we please open up for questions?

Operator:	At this time, I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. At this time you have no questions.

Michael Barrist:	Great. Thank you, operator. And thank you everyone for joining our call today. As always, if you have additional questions after the call please feel free to call myself, John Schwab or Brian Callahan – and we’ll attempt to answer your questions. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END